Exhibit 18.1

August 14, 2009

Jazz Technologies, Inc (the “Company”).
4321 Jamboree Road
Newport Beach, California

Dear Sirs/Madams:

At your request, we have read the description included in your Quarterly Report on Form 10-Q to the Securities and Exchange Commission for the quarter ended June 30, 2009, under “Change in Method of Accounting for Inventory Valuation”. The changes were made to align the Company’s policies with policies of Tower (the parent) and are mainly, to include depreciation and amortization as part of the cost of inventory. In addition indirect raw material that previously was charged immediately to earnings is now being capitalized and presented as part of raw material inventory.

With regard to the aforementioned accounting change, authoritative criteria have not been established for evaluating the preferability of one acceptable method of accounting over another acceptable method. However, for purposes of the Company’s compliance with the requirements of the Securities and Exchange Commission, we are furnishing this letter.

Based on our review and discussion, with reliance on management’s business judgment and planning, we concur that the newly adopted method of accounting is preferable. The new method of accounting for inventory was adopted to align the valuation of the inventory with those methods of Tower, subsequent to the recent merger with Tower which resulted in the Company becoming wholly-owned subsidiary of Tower.

We have not audited any consolidated financial statements of the Company and its consolidated subsidiaries as of any date or for any period subsequent to December 31, 2008. Therefore, we are unable to express, and we do not express, an opinion on the facts set forth in the above-mentioned Form 10-Q, on the related information furnished to us by officials of the Company, or on the financial position, results of operations, or cash flows of Jazz Technologies, Inc. and its consolidated subsidiaries as of any date or for any period subsequent to December 31, 2008.

Yours truly,

Brightman Almagor Zohar & Co.
A member of Deloitte Touche Tohmatsu